UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2018 (May 31, 2018)

GameStop Corp.
(Exact name of Registrant as specified in its charter)

Delaware	1-32637	20-2733559
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

625 Westport Parkway, Grapevine, TX 76051
(817) 424-2000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Not Applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act (17 CFR 230.405) or Rule 12b-2 under the Exchange Act (17 CFR 240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 31, 2018, the Board of Directors (the “Board”) of GameStop Corp. (the “Company” or "GameStop") appointed Shane S. Kim as interim Chief Executive Officer, effective immediately succeeding Daniel A. DeMatteo, who assumed the position of interim Chief Executive Officer on May 9, 2018. Mr. DeMatteo will remain Executive Chairman and a director and Mr. Kim will also remain a director. Prior to his appointment as interim Chief Executive Officer, Mr. Kim served on the Audit Committee and Compensation Committee. In connection with his appointment, Mr. Kim resigned from each of the foregoing committees.
Mr. Kim, age 55, has served as a director at GameStop since July 2011 and also serves as a director on the board of SCUF Gaming, a private company. SCUF Gaming is a global leader in high-end controllers and accessories customized for hardcore and professional video game players. Mr. Kim worked for Microsoft Corporation, leading provider of software and technology solutions (“Microsoft”), for almost 20 years, retiring in January 2010. For the last 15 years at Microsoft, Mr. Kim was with Microsoft’s Interactive Entertainment Business division, most recently as its Corporate Vice President of Strategy and Business Development. Before that, Mr. Kim was the Corporate Vice President of Microsoft Game Studios, where he oversaw a team of approximately 1,000 programmers, designers, artists and producers developing a broad range of Xbox 360 and Windows titles. Since retiring from Microsoft in January 2010, Mr. Kim has been an independent adviser to companies in the interactive entertainment and digital media industries.
There are no arrangements or understandings between Mr. Kim and any other persons pursuant to which Mr. Kim was appointed as an officer of the Company. In addition, there are no family relationships between Mr. Kim and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. Furthermore, in the past two years there have been no transactions in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Kim had or will have a direct or indirect material interest, and there are currently no such proposed transactions except as described above.
Appointment of Chief Operating Officer
On May 31, 2018, the Board appointed Robert A. Lloyd, currently the Company’s Executive Vice President and Chief Financial Officer, to the additional position of Chief Operating Officer, effective immediately.
Mr. Lloyd, age 56, has served as GameStop’s Executive Vice President and Chief Financial Officer since 2010. Mr. Lloyd also served as our Senior Vice President and Chief Accounting Officer, a position he held from 2005 to 2010. Prior to that, Mr. Lloyd was the Vice President - Finance of GameStop or its predecessor companies from 2000 and was the Controller of GameStop’s predecessor companies from 1996 to 2000. From 1988 to December 1996, Mr. Lloyd held various financial management positions as Controller or Chief Financial Officer, primarily in the telecommunications industry. Prior to 1988, Mr. Lloyd held various positions with the public accounting firm of EY. Mr. Lloyd is a CPA. Mr. Lloyd currently serves on the Board of Directors of the Make-A-Wish Foundation of North Texas, a non-profit organization.
There are no arrangements or understandings between Mr. Lloyd and any other persons pursuant to which Mr. Lloyd was appointed as an officer of the Company. In addition, there are no family relationships between Mr. Lloyd and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. Furthermore, in the past two years there have been no transactions in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Lloyd had or will have a direct or indirect material interest, and there are currently no such proposed transactions except as described above and in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on Schedule 14A on May 16, 2018.
Compensation Arrangements for Chief Executive Officer
On May 31, 2018, in connection with the appointment of Mr. Kim as interim Chief Executive Officer, the Company and Mr. Kim entered into a letter agreement (the “Letter Agreement”) that provides for Mr. Kim to receive a base salary at an annualized rate of $1,500,000 per year. In the event that (i) a change in control of the Company were to occur prior to May 31, 2019 and (ii) Mr. Kim’s employment were to be terminated by the Company without cause or Mr. Kim were to resign with good reason following the change in control but prior to May 31, 2019, Mr. Kim would be entitled to receive any base salary that he would have received had he remained employed until May 31, 2019, provided he executes a general release of claims in favor of the Company and its affiliates. The Letter Agreement also provides for a one-time transition bonus of $25,000 to help defray the costs of Mr. Kim’s temporary relocation to Grapevine, Texas or its surrounding areas.

Pursuant to the Letter Agreement, Mr. Kim will also receive a one-time grant of restricted stock under the Company’s Amended and Restated 2011 Incentive Plan (the “Plan”) with a fair market value of $1,500,000 on the date of grant. The restricted stock will vest on May 31, 2019, subject to Mr. Kim’s continued service through such date, whether as an employee, director or other service provider. In the event that Mr. Kim were to cease to provide services prior to May 31, 2019 due to (i) a termination by the Company without cause, (ii) death or (iii) a disability, the restricted stock would vest upon the termination date, provided he (or his personal representative or estate, if applicable) executes a release.
The foregoing summary of this Letter Agreement is qualified in its entirety by reference to the Letter Agreement, which is attached to this Current Report as Exhibit 10.1 and which is incorporated by reference into this Item 5.02.
Amendment to Employment Agreements
On May 31, 2018, in connection with the appointment of Mr. Lloyd, the Executive Vice President and Chief Financial Officer, to the additional position of Chief Operating Officer, the Company and Mr. Lloyd entered into a letter agreement that amends Mr. Lloyd’s Executive Employment Agreement. The amendment: (i) reflects Mr. Lloyd’s additional position as Chief Operating Officer of the Company, (ii) enumerates certain key duties and responsibilities associated with Mr. Lloyd’s positions with the Company, and (iii) provides for an increase in Mr. Lloyd’s base annual salary to $900,000.
On May 31, 2018, in recognition of the additional responsibilities assumed by Daniel J. Kaufman, the Company’s Executive Vice President, Chief Legal and Administrative Officer, and Corporate Secretary, the Company and Mr. Kaufman entered into a letter agreement that amends Mr. Kaufman’s Executive Employment Agreement. The amendment: (i) enumerates certain key duties and responsibilities associated with Mr. Kaufman’s positions with the Company and (ii) provides for an increase in Mr. Kaufman’s base annual salary to $750,000.
On May 31, 2018, in recognition of the additional responsibilities assumed by Troy W. Crawford, the Company’s Senior Vice President, Chief Accounting Officer, the Company and Mr. Crawford entered into a letter agreement that amends Mr. Crawford’s Executive Employment Agreement. The amendment provides for an increase in Mr. Crawford’s base annual salary to $500,000.
On May 31, 2018, in recognition of the importance of the continued engagement and expected increase in the time commitment of Daniel A. DeMatteo to Company matters in his role as Executive Chairman, the Company and Mr. DeMatteo entered into a letter agreement that amends Mr. DeMatteo’s Executive Employment Agreement. The amendment provides for an increase in Mr. DeMatteo’s base annual salary to $500,000.
The amendments to the Executive Employment Agreements for Messrs. Lloyd, Kaufman, Crawford and DeMatteo provide that their target annual bonus opportunities for 2018 will be equal to the weighted average between their prior target bonus opportunities (determined before these compensation changes) and new target bonus opportunities (determined after these changes).
The foregoing summaries of the letter agreements with each of Messrs. Lloyd, Kaufman, Crawford and DeMatteo are qualified in their entirety by reference to the letter agreements themselves, which are attached to this Current Report as Exhibits 10.2, 10.3, 10.4, and 10.5, and which are incorporated by reference into this Item 5.02.
Additional Equity Awards
On May 31, 2018, the Compensation Committee authorized the grant of a restricted stock award under the Plan to each of Messrs. Lloyd and DeMatteo, with a grant-date fair value of $541,648 and $170,330, respectively, representing the incremental value of the increase in each executive’s 2018 target annual equity award, pro-rated from the period following the effective date of the increase through the end of fiscal 2018. These awards are intended to compensate the executives for the change in the scope of their roles and to also ensure that their total compensation for 2018 and beyond retains an appropriate balance between cash and equity elements, as well as short- and long-term elements. These awards will be subject to the same vesting criteria and other terms of the annual long-term incentive awards made to Messrs. Lloyd and DeMatteo on February 23, 2018 (50% time-vested and 50% performance-vested), except that these additional awards will not be subject to accelerated vesting under the Company’s Retirement Policy. The grant of these awards (as well as the award to Mr. Kim described above) will be effective on June 4, 2018, and therefore the number of shares subject to these awards or any portions thereof will be determined based on the closing price of the Company’s common stock on that date.
Adoption of Retention Program
On May 31, 2018, the independent directors of the Board approved a cash retention program to encourage the retention of key employees of the Company. Recipients of retention awards will become entitled to payment of 50% of their award amounts on each of May 31, 2019 and May 31, 2020, provided in each case they remain in service through that date. Generally, an award will vest on an accelerated basis if the employee is terminated without cause before the otherwise applicable payment date (provided he or she executes a release).
Messrs. Lloyd, Kaufman and Crawford participate in the retention program; their award amounts are $2,000,000, $2,000,000 and $1,000,000, respectively. These executives’ awards will vest on an accelerated basis upon a termination without cause or resignation with good reason (in each case, as defined in the applicable Executive Employment Agreement) prior to the otherwise applicable payment date, provided the executive executes a release.
The foregoing summaries of the retention agreements with Messrs. Lloyd, Kaufman and Crawford are qualified in their entirety by reference to the retention agreements themselves, which are attached to this Current Report as Exhibits 10.6, 10.7 and 10.8 and which are incorporated by reference into this Item 5.02.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Letter Agreement with Shane S. Kim dated May 31, 2018. *
10.2	Amendment to Employment Agreement dated May 31, 2018 with Robert A. Lloyd. *
10.3	Amendment to Employment Agreement dated May 31, 2018 with Daniel J. Kaufman. *
10.4	Amendment to Employment Agreement dated May 31, 2018 with Troy W. Crawford. *
10.5	Amendment to Employment Agreement dated May 31, 2018 with Daniel A. DeMatteo. *
10.6	Retention Agreement with Robert A. Lloyd. *
10.7	Retention Agreement with Daniel J. Kaufman. *
10.8	Retention Agreement with Troy W. Crawford. *

*Compensatory plan or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMESTOP CORP.
(Registrant)

Date: June 4, 2018	By:	/s/ ROBERT A. LLOYD
Name: Robert A. Lloyd Title: Chief Operating Officer and Chief Financial Officer